Exhibit 99.1

                 Culp Names Ken Bowling Chief Financial Officer

     HIGH POINT, N.C.--(BUSINESS WIRE)--March 13, 2007--Culp, Inc. (NYSE: CFI) today announced the company has named Kenneth R. Bowling, age 45, chief financial officer, effective May 1, 2007. Bowling has served as the company's vice president, finance and treasurer since 2004. He joined Culp in 1997 as controller for the former Culp Velvets/Prints division. He was promoted to corporate controller in 2001 and took on additional responsibilities as assistant treasurer in 2002. Prior to joining Culp, Bowling was controller for a division of Hamilton Beach/Proctor Silex. He holds a bachelors degree in business administration from Berea College and a masters of business administration (MBA) from Wake Forest University.

     Commenting on the announcement, Frank Saxon, president of Culp, Inc., said, "Ken Bowling is well qualified to become chief financial officer of Culp. With over ten years of financial experience with the company, he has a deep understanding of our business and what it takes to manage and protect our financial assets. Ken has worked with me closely in many aspects of the company's management and operations and will add considerable depth and dimension to our senior management team as we continue to execute our strategy in today's global marketplace."

     Bowling will report directly to Saxon, who was recently named chief executive officer of Culp, effective May 1, 2007.

     About Culp, Inc.

     Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company's fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.


     CONTACT: Culp, Inc., High Point
              Kenneth M. Ludwig, 336-889-5161
              Senior Vice President, Human Resources